Exhibit 10.38

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED ADVISORY AGREEMENT

This FIRST AMENDMENT TO ADVISORY AGREEMENT is entered into as of April 4, 2015, among American Realty Capital Global Trust, Inc., a Maryland corporation (the “Company”), American Realty Capital Global Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), American Realty Capital Global Advisors, LLC, a Delaware limited liability company, a Delaware limited liability company, and each Local Entity set forth in Appendix A thereto, as such Appendix may be amended from time to time (the “Advisor”).

RECITALS

WHEREAS, the Company, the Operating Partnership and the Advisor entered into that certain Third Amended and Restated Advisory Agreement, dated as of July 15, 2013 (the “Advisory Agreement”); and

WHEREAS, pursuant to Section 24 of the Advisory Agreement, the Company, the Operating Partnership and the Advisor desire to make certain amendments to the Advisory Agreement.

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 10(d) of the Advisory Agreement. Effective as of the date hereof, Section 10(d) of the Advisory Agreement is hereby replaced in its entirety with the following:

“(d) Asset Management Fee. For any periods ending on or prior to December 31, 2012 and any period commencing on or after April 1, 2015, the Company (and with respect to a Foreign Investment, the applicable Local Entity) shall pay an Asset Management Fee to the Advisor or its assignees as compensation for services rendered in connection with the management of the Company’s assets in an amount equal to 0.75% per annum of the Cost of Assets. The Asset Management Fee is payable on the first business day of each month in the amount of 0.0625% of the Cost of Assets for the preceding monthly period. The Asset Management Fee will be reduced to the extent that NAREIT FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such Asset Management Fee is payable, is less than the Distributions declared with respect to such six month period. For purposes of this determination, NAREIT FFO, as adjusted, is NAREIT FFO adjusted to (i) include acquisition fees and related expenses, which is deducted in computing NAREIT FFO; and (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing NAREIT FFO.”

2.	Amendment to Section 10(g) of the Advisory Agreement. Effective as of the date hereof, Section 10(g) of the Advisory Agreement is hereby replaced in its entirety with the following:

“(g) Payment of Fees. In connection with the Acquisition Fee, Real Estate Commission, Annual Subordinated Performance Fee, Asset Management Fee (for any periods ending on or prior to December 31, 2012 and any period commencing on or after April 1, 2015) and Financing Coordination Fee, the Company (and with respect to a Foreign Investment, the applicable Local Entity) shall pay such fees to the Advisor or its assignees in cash, in Shares, or a combination of both, the form of payment to be determined in the sole discretion of the Advisor. For the purposes of the payment of any fees in Shares, (i) if at the applicable time an Offering is underway, (a) prior to the NAV Pricing Start Date, each Share shall be valued at the per-share offering price of the Shares in such Offering minus the maximum Selling Commissions and Dealer Manager Fee allowed in such Offering, and (b) after the NAV Pricing Start Date, each Share shall be valued at the then-current NAV per Share; and (ii) at all other times, each Share shall be valued by the Board in good faith (A) at the estimated value thereof, calculated in accordance with the provisions of NASD Rule 2340(c)(1) (or any successor or similar FINRA rule), or (B) if no such rule shall then exist, at the fair market value thereof; provided, however, that in the case of Asset Management Fees payable in grants of restricted Shares, each Share shall be valued in accordance with the provisions of the equity incentive plan of the Company pursuant to which such grants are to be made.”

3.	Amendment to Section 10(i) of the Advisory Agreement. Effective as of the date hereof, Section 10(i) of the Advisory Agreement is hereby replaced in its entirety with the following:

“(i) Subordinated Participation Interests. The Company shall cause the Operating Partnership to periodically issue Subordinated Participation Interests in the Operating Partnership to the Advisor or its assignees, pursuant to the terms and conditions contained in the Operating Partnership Agreement, in connection with the Advisor’s (or its assignees’) management of the Operating Partnership’s assets commencing on January 1, 2013 through and including March 31, 2015.”

4.	Amendment to Section 16 of the Advisory Agreement. Effective as of the date upon which the conditions set forth in Article XIII (Amendments)(ii) of the Company’s Articles of Amendment and Restatement are satisfied (the “Approval for Listing Condition”), Section 16 of the Advisory Agreement is hereby replaced in its entirety with the following:

“16. TERM OF AGREEMENT. This Agreement shall continue in force for a period of one year from the date hereof (the “Initial Term”). Thereafter, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 16 hereof.”

5.	Amendment to Section 17 of the Advisory Agreement. Effective as of the date upon which the Approval for Listing Condition is satisfied, Section 17 of the Advisory Agreement is hereby replaced in its entirety with the following:

“17. TERMINATION BY THE PARTIES. This Agreement may be terminated upon sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current Automatic Renewal Term by the Independent Directors of the Company or the Advisor, without Cause and without penalty. Notwithstanding the foregoing, this Agreement may be terminated upon forty-five (45) days’ written notice (a) by the Advisor for Good Reason or upon a Change of Control, or (b) by the Independent Directors of the Company with Cause. The provisions of Sections 15 and 19 through 31 (inclusive) of this Agreement shall survive any expiration or earlier termination of this Agreement.”

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this agreement as of the date first set forth above.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

By:	/s/ Scott Bowman
Name: Scott Bowman
Title: Chief Executive Officer

AMERICAN REALTY CAPITAL GLOBAL TRUST OPERATING PARTNERSHIP, L.P.

By:	American Realty Capital Global Trust, Inc.,
its General Partner

By:	/s/ Scott Bowman
Name: Scott Bowman
Title: Chief Executive Officer

AMERICAN REALTY CAPITAL GLOBAL ADVISORS, LLC

By:	/s/ Scott Bowman
Name: Scott Bowman
Title: Chief Executive Officer